Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

Saturday 2 November 2002
1pm (EST) 6pm (GMT)


                    FOSRENOL(TM) REDUCES HYPERCALCAEMIA RISK
                           IN END STAGE RENAL DISEASE

Philadelphia, USA - 2 November 2002 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSE: SHQ) announces the details of research into the effect of its phosphate binder treatment for end stage renal disease, FOSRENOL. The data features in medical posters presented today at the ASN (American Society of Nephrology) 35th Annual Meeting and Scientific Exposition in Philadelphia, Pennsylvania, USA. FOSRENOL has been submitted for regulatory review in the USA, the EU and Canada, and development continues for Japan.

Four posters 1,2,3,4, on FOSRENOL are being presented during the ASN Annual Meeting of which two feature data from phase III trials. These two phase III studies3,4 show that treatment with FOSRENOL (lanthanum carbonate) is not only effective in reducing high phosphate levels associated with end stage renal disease, but also reduces the occurrence of hypercalcaemia, a side-effect which is increasingly linked to cardiovascular disease. Interim data from a 1,200 patient long-term safety3 study showed fewer serious adverse events and deaths in the FOSRENOL group. The study shows a statistically significant reduction in mortality in those patients receiving FOSRENOL compared with those receiving standard therapies. In the European study4, calcium x phosphate product, known to be associated with increased mortality and morbidity in dialysis patients, was reduced to a greater extent by FOSRENOL treatment compared with calcium treatment. Data collection and analyses are ongoing.

Presenting the US data for the first time to renal specialists attending the congress, principal investigator Dr William Finn, Professor of Medicine at the University of North Carolina, USA said: "High levels of phosphate and calcium x phosphate product in renal disease are associated with significant morbidity and mortality, and although conventional treatments such as calcium are effective, concern is growing


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about their long-term safety. Data being presented at this meeting and previously, clearly demonstrate the efficacy and safety of FOSRENOL in treating hyperphosphataemia for up to six months. The new data from the US study shows our assessment of longer-term efficacy and tolerability up to two years".

"The studies illustrate the potential for FOSRENOL as an effective treatment for hyperphosphataemia - one which could deliver tangible benefits to patients suffering from serious kidney disease".

                                    - ENDS -


For further information please contact:


Global                                                          US & Canada
(outside US & Canada)

Clea Rosenfeld - Investor Relations      +44 7768503151         Gordon Ngan - Investor Relations     +1 5145785105
Jessica Mann - Media                     +44 7787127907         Michele Roy - Media                  +1 514 5692584


References:

1. "Administration of a novel phosphate binder, Fosrenol(TM), with food is associated with good tolerability and low systemic absorption". J. Stewart,
     N. Frazer. Poster presented at the annual meeting of the American Society of Nephrology, Philadelphia, USA, 1-4 November 2002.

2. "Fosrenol(TM)(Ianthanum carbonate) is well tolerated in patients requiring hemodialysis: Results of a Phase I Clinical Trial". N. Frazer, M. Sack. Poster presented at the annual meeting of the American Society of Nephrology, Philadelphia, USA, 1-4 November 2002.

3. "Fosrenol(TM), a novel non-calcium, non-aluminium phosphate binder, has a good safety and efficacy profile in the long-term treatment of hyperphosphataemia in hemodialysis patients". WF Finn & MS Joy for the Fosrenol(TM) Study Group, Department of Medicine, University of North Carolina, Chapel Hill, NC, USA. Poster presented at the annual meeting of the American Society of Nephrology, Philadelphia, USA, 1-4 November.

4. "The novel, non-aluminium, non-calcium phosphate binder, lanthanum carbonate (Fosrenol(TM) ), is an effective treatment for hyperphosphataemia and has a good safety profile". AJ Hutchison, Manchester Royal Infirmary, Manchester, UK. Poster presented at the annual meeting of the American Society of Nephrology, Philadelphia, USA, 1-4 November 2002.


NOTES TO EDITORS

Two-Year US Study

The two-year open-label randomised parallel group comparator trial was conducted at 96 sites across America. After screening and a three-week washout period, 600 patients were randomised to receive lanthanum, and 603 continued on their pre-study conventional phosphate binder. During the six-week dose titration phase, patients received a starting dose of lanthanum 750-1500mg/day at the discretion of the investigator, and could be titrated up to a maximum dose of 3000mg/day as necessary. Thereafter, patients received maintenance therapy for a further 24 months.

Interim analysis showed that control of serum phosphorous levels were comparable between the two groups over one year. At this time point, the mean serum phosphate level was 6.3 + 1.7 mg/dL in lanthanum-treated patients compared with
6.3 + 1.9mg/dL in patients receiving standard therapies. At week 104, there was no significant difference between the lanthanum and conventional groups in the proportion of patients whose pre-dialysis serum phosphorous levels were adequately controlled (<5.9mg/dL) (p = 0.13-0.55). Treatment-emergent adverse events were more common in the conventional treatment group than in the lanthanum treatment group (92.3% vs 90.9%).

To date, interim data from this long term safety study enrolling over 1,200 patients show a statistically significant reduction in mortality in favour of FOSRENOL compared with those receiving standard therapies.


European Study

Separately, a six-month, randomised multi-centre open-label active comparator controlled trial carried out in 67 centres from the UK, Germany, Belgium and the Netherlands was presented by Dr Alastair Hutchison, consultant nephrologist and Clinical Director of the Renal Unit at The Royal Infirmary, Manchester, UK. Patients were randomised to either lanthanum (375-3000mg/day, n = 510) or calcium carbonate (1500-9000mg/day, n = 257) during a five-week titration period, and remained on maintenance therapy for a further 20 weeks. Analysis showed that lanthanum treatment was associated with greater decreases in calcium x phosphate product (used to assess treatment efficacy) at both week 9 (p =
0.009 vs calcium) and week 25 (p=0.061 vs calcium).

Lanthanum was associated with a significantly lower risk of hypercalcaemic episodes than calcium carbonate - almost 40% of patients on calcium compared with only 6% of lanthanum-treated patients (p = 0.001) had high serum calcium levels above the normal limit during the study. In addition, hypercalcaemia was reported as an adverse event substantially more frequently with calcium carbonate (20.2%) than with lanthanum (0.4%). Metastatic and vascular calcification, resulting from hypercalcaemia, has well-recognised cardiovascular risks, and significantly contributes to overall morbidity and mortality in dialysis patients. Other adverse events were similar in the two groups.


Hyperphosphataemia and its consequences

Chronic kidney failure is complicated by hyperphosphataemia - high phosphate levels in the blood - caused by the inability of the kidneys to filter out excess phosphate from food. Even with a low-phosphate diet as many as 80% of Europe's 250,000 dialysis patients develop hyperphosphataemia and need treatment with a phosphate-binder, such as FOSRENOL(TM). There are approximately 280,000 dialysis patients in the US. The most well known consequence of hyperphosphataemia is the bone disease renal osteodystrophy, which causes bone pain, skeletal deformities, and can result in fractures. Recent research also suggests that hyperphosphataemia is associated with the development of cardiovascular disease, which accounts for nearly 50% of all deaths in dialysis patients.

Lanthanum carbonate (FOSRENOL(TM))

FOSRENOL(TM) works by binding to dietary phosphate in the stomach; once bound, the FOSRENOL(TM) /phosphate complex cannot pass through the stomach lining into the blood stream and is eliminated from the body. As a consequence, overall phosphate absorption from the diet is decreased significantly. Shire has conducted an extensive clinical research programme for FOSRENOL(TM) involving over 1700 patients, some of whom have been treated for 36 months or more. This programme has demonstrated that FOSRENOL(TM) is an effective phosphate binder with a proven safety profile. Further longer-term safety data continues to be collected. FOSRENOL(TM) has been submitted for regulatory review in Canada, the EU and USA, and development continues for Japan.

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and Biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the company's website: www.shire.com

Shire was granted an exclusive agreement to develop, manufacture, use and sell FOSRENOL(TM) worldwide by the patent holder, AnorMed Inc.


THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.